SALOMON INC
     Seven World Trade Center, New York, New York  10048   212 783-7000



Press Contact:   Robert F. Baker Jr.
                 (212) 783-6299


           SB MOTEL SELLS 12 HOTELS TO HUDSON HOTELS FOR $60.2 MILLION


For Immediate Release


NEW YORK, November 27, 1996 - SB Motel Corp., an indirect wholly-owned subsidiary of Salomon Inc, has completed the sale of twelve limited service hotel properties to Hudson Hotels Corporation for $60.2 million. The proceeds included $54.9 million in cash, a $2.9 million one-year note and $2.4 million of Hudson's common stock (NASDAQ: HUDS).

The sale, which closed today, will result in Salomon Inc recording a pre-tax gain of approximately $30 million in the 1996 fourth quarter. As a result of this transaction, SB Motel now owns approximately 7.7% of Hudson's common stock and will be represented on Hudson's Board of Directors.



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